Exhibit 10.3

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is made and entered into this 24th day of April 2020, by and between Cerecor Inc., a Delaware corporation (the “Company”), and Dr. Simon Pedder, a resident of South Carolina (“Pedder”). (The Company and Pedder are sometime referred to herein each as a “Party” and together as the “Parties.”)

WHEREAS, Pedder was appointed a member of the Company’s Board of Directors (the “Board”) on April 6, 2018; and

WHEREAS, Pedder has been employed by the Company as its Executive Chair of the Board; and

WHEREAS, on or about April 10, 2019, the Parties entered into an Employment Agreement setting out the terms and conditions of Pedder’s employment with the Company (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, Pedder received three equity awards: (i) 250,000 shares of restricted Company common stock, of which 50,000 shares were immediately vested and the remainder scheduled to vest in three equal annual increments subject to continued employment (“Restricted Stock Award”); (ii) an option to purchase 300,000 shares of Company common stock, of which 1/3 vested on the first anniversary of the effective date of the Employment Agreement and 1/36th per month thereafter subject to continued employment (“Time-Based Options”); and (iii) an option to purchase 300,000 additional shares of Company common stock vesting 1/3 upon the Company’s common stock closing at or above $8.00 per share for three consecutive days, 1/3 upon the Company’s common stock closing at or above $10.50 per share for three consecutive days, and 1/3 upon the Company’s common stock closing at or above $13.00 per share for three consecutive days (“Price-Based Options”); and

WHEREAS, Pedder has decided to voluntarily resign his employment, effective April 24, 2020 (the “Termination Date”); and

WHEREAS, the Parties wish to establish the terms for Pedder’s continued service as a Director and special advisor to the Board following the Termination Date, including with respect to the continued vesting of the Restricted Stock Award and Time-Based Options during such period and for payments to be made in connection with the termination of his service as a special advisor to the Board;

NOW THEREFORE, in consideration of the mutual obligations set forth in this Agreement, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Termination of Employment. Effective as of the Termination Date, Pedder’s employment with the Company, as well as all offices, titles and positions he holds with or for the benefit of the Company and/or its affiliates, including but not limited to his position as Executive Chair of the Board, are terminated; provided, however, Pedder will remain a member of the Company’s Board, as described in greater detail in Section 2 below. On the next regular pay date following Termination Date, the Company will pay Pedder all accrued salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Pedder will receive these payments regardless of whether or not he signs this Agreement. Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, effective as of the Termination Date, all of Pedder’s employee benefits with the Company will be terminated. Pedder hereby represents that he has returned to the Company all Company-owned equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies), except for any items necessary for Pedder’s duties and responsibilities as a member of the Board and as a special advisor during the Consulting Period (as defined below), which items will be returned upon the conclusion of the Consulting Period.

2.    Continued Service on the Board. From the Termination Date until the date of the Company’s 2020 Annual Stockholder Meeting (the “2020 SH Meeting”), Pedder will remain a non-employee member of the Company’s Board. As of the Termination Date and until the 2020 SH Meeting, the Company will pay Pedder for his service on the Board in accordance with the Company’s non-employee director compensation policy.

3.    Consulting Arrangement. Following the 2020 SH Meeting, Pedder will be engaged by the Company as a special advisor to the Board for a period of up to 18 months (the “Consulting Period”). The Consulting Period may be earlier terminated by either Party upon thirty (30) days’ written notice to the other Party. During the Consulting Period, Pedder will provide such consultation and advice to the Board as the Board may reasonably request, and may also attend Board meetings as requested by the Board (collectively, the “Consulting Services”). Pedder agrees to perform the Consulting Services competently and in a professional manner, in compliance with all applicable laws. In consideration of the Consulting Services, Pedder will be eligible to receive (i) continued vesting of his Restricted Stock Award and Time-Based Options as described in Section 4(a) below, and (ii) cash and equity compensation in the same amount as provided to non-employee directors not serving as chair of the Board or any committee thereof, pursuant to the terms of the Company’s non-employee director compensation policy. Pedder acknowledges and agrees that, during the Consulting Period, he will be an independent contractor and not an employee of the Company. Pedder acknowledges that as an independent contractor, he will not be entitled to any compensation, benefits or rights provided by the Company to its employees (whether by agreement or by operation or law), including but not limited to group health insurance, disability insurance, paid vacations, sick leave, retirement plans, health plans, premium overtime pay, workers’ compensation coverage, or any similar benefits that may be provided to the Company’s employees. In addition, Pedder acknowledges that he will be treated as an independent contractor for all federal and state tax purposes. Accordingly, the Company will not withhold from any consideration paid to Pedder for the Consulting Services any amounts for federal or state income taxes, social security (FICA) taxes, or any other taxes. Pedder agrees that he is responsible for any such tax obligations.

4.    Treatment of Equity Awards.

(a)Following the Termination Date, for so long as Pedder continues to provide services to the Company as a member of the Board or a special advisor to the Board, the Restricted Stock Award, and Time-Based Options and any other award granted to Pedder under the Cerecor Inc. Second Amended and Restated 2016 Equity Incentive Plan or any predecessor plan (collectively, the “Equity Plan”), other than the Price-Based Options, will continue to vest according to the schedule provided in the applicable grant document for each such award. Pedder’s service as a Director from the Termination Date through the date of the 2020 SH Meeting and his service as a special advisor to the Board pursuant to Section 3 hereof shall be deemed to be, when taken together with his prior service as a Director and as Executive Chairman of the Board, an uninterrupted period of “Continuous Service” as such term is used in the Equity Plan commencing upon his election as a Director on April 6, 2018 and ending upon the earlier of the expiration or termination of the Consulting Period, and, except as set forth in Section 4(b), all other terms of such awards, including related to the payment of taxes, shall continue and not be changed by this Agreement.

(b)Upon the earlier of the expiration or termination of the Consulting Period, the unvested portion of the Restricted Stock Award, Time-Based Options and any other award granted to Pedder under the Equity Plan, other than the Price-Based Options, that would have vested had Pedder provided Continuous Service for 18 months after such expiration or termination of the Consulting Period shall immediately become vested.

(c)The Time-Based Options and any other option award granted to Pedder under the Equity Plan, other than the Price-Based Options, are hereby amended to provide that each such option shall remain exercisable until the second anniversary of the termination of Pedder’s Continuous Service (but in no event later than the applicable expiration date of such option).

(d)As of the Termination Date, none of the Price-Based Options have vested. The Parties agree that the Price-Based Options will terminate as of the Termination Date, and Pedder will thereafter have no rights with respect to such Price-Based Options.

5.    Separation Benefits.

(a)Subject to the conditions set forth in Section 5(b) below, following the earlier of the termination or expiration of the Consulting Period, the Company will pay Pedder an amount equal to $840,000 paid less applicable withholding for taxes in substantially equal installments in accordance with the Company’s normal payroll practices over 18 months commencing within 30 days after the earlier of the expiration or termination of the Consulting Period (collectively, the “Separation Benefits”).

(b)In order to receive the Separation Benefits, Pedder must (i) sign and return this Agreement within 21 days after he receives it, (ii) not revoke this Agreement as described in Section 13 below, (iii) sign and return the Release Re-Affirmation in the form attached hereto as Exhibit A within 21 days after the end of the Consulting Period, and (iv) not revoke the Release Re-Affirmation as described in Section 13 below. For the avoidance of doubt, the seven-day revocation period described in Section 13, and the provisions of Section 15(f), shall apply to Pedder’s execution and delivery of the Release Re-Affirmation.

(c)The Parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event of any additional tax, interest or penalty is imposed on Pedder by Section 409A or any damages for failing to comply with Section 409A, the Company will indemnify Pedder for those actual amounts. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 5 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Pedder’s termination of employment unless and until Pedder has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Pedder without causing Pedder to incur the additional 20% tax under Section 409A. The Parties intend that each installment of the Separation Benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the Parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Pedder is, as if the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Pedder’s separation from service, or (ii) the date of Pedder’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Pedder a lump sum amount equal to the sum of the Separation Benefits payments that Pedder would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

6.    Release of Claims. In exchange for the Company’s promises as set forth herein, by signing this Agreement, Pedder, individually and not on behalf of any entity owned, controlled or otherwise affiliated with Pedder, releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Pedder ever had or now has, including but not limited to any claims arising out of or related to Pedder’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). This release includes, without limitation, Pedder’s release of the Company and the Company Parties from any claims by Pedder for lost wages or benefits, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Pedder also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any and all claims under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security

Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, The Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act, the North Carolina Wage and Hour Act, the North Carolina Persons With Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Act, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Pedder and the Company.

Pedder acknowledges that this release applies both to known and unknown claims that may exist between Pedder and the Company and the Company Parties. Pedder expressly waives and relinquishes all rights and benefits that Pedder may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Pedder execute this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Pedder hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Pedder explicitly took that into account in giving this release.

Notwithstanding the foregoing, nothing in this Agreement prohibits Pedder from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Pedder and the Company and the Company Parties, and by signing this Agreement, Pedder is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Pedder or on Pedder’s behalf, individually or collectively. In addition, nothing in this Agreement extinguishes any claims Pedder may have against the Company for breach of this Agreement or with respect to the Restricted Stock Award, the Time-Based Options and any other award granted to Pedder under the Equity Plan (other than the Price-Based Options), claims for expenses reimbursable by the Company incurred by Pedder prior to the Termination Date (subject to the Company’s applicable reimbursement policy), or claims for and entitlement to benefits under the Company’s group benefit plans; releases or limits any rights Pedder may have to indemnification and advancement of expenses under the Company’s certificate of incorporation, by-laws, indemnification agreement or applicable law, or under any insurance policy providing directors’ and officers’ coverage; or releases any claims arising from events that occur following the effective date of this Agreement.

7.    Public Announcement. The Parties agree that the Company will promptly issue the press release attached as Exhibit B (the “Public Announcement”). Neither the Company nor Pedder will make any statements inconsistent with the Public Announcement upon inquiry into Pedder’s status and ongoing relationship with the Company following the Termination Date.

8.    No Claims. Pedder acknowledges and agrees that his resignation from his employment with the Company is voluntary and without “Good Reason” (as defined by the Employment Agreement), and, except as expressly provided in this Agreement, that he is not owed any post-employment termination benefits or severance pay whatsoever under the

Employment Agreement or otherwise. Pedder further acknowledges and agrees that he is not aware of any claims or potential claims by Pedder against the Company in connection with his employment by the Company, his resignation from that employment or otherwise. By signing this Agreement, Pedder acknowledges and agrees that he has no cause to believe that any violation of any local, state or federal law has occurred with respect to his employment or resignation from his employment with the Company, including but not limited to any violation of any federal, state, municipal, foreign or international whistleblower or fraud law, statute or regulation. In addition, Pedder further agrees and acknowledges that he is not aware of any conduct that would be unlawful under the False Claims Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, or any other compliance obligation.

9.    Survival of Employment Agreement Obligations. Pedder acknowledges and agrees that the following provisions of the Employment Agreement will remain in full force and effect in accordance with their terms, and that a breach of such surviving obligations of the Employment Agreement will also constitute a breach of this present Agreement:

Section 9(a) Confidentiality;
Section 9(b) Non-Compete;
Section 9(c) Non-Solicitation; Non-Interference;
Section 9(d) Inventions (provided that Pedder shall be deemed a “service provider” after the Termination Date only with respect to any “Inventions” made or conceived by Pedder in the course of his active provision of services as a special advisor to the Board hereunder (as such terms are used in Section 9(d));
Section 9(g) Tolling; and
Section 10 Cooperation;

provided, however, nothing in this Agreement (including the Employment Agreement) prohibits Pedder from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Pedder acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

10.    No Disparagement. Pedder agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business; provided, however, nothing in this Agreement prohibits Pedder from providing truthful information and/or testimony in response to any court order or valid subpoena, or in connection with any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or any other authorized state or federal agency. The Company agrees that it will not, and will instruct its officers, directors and management-level employees not to, denigrate, defame, disparage or cast aspersions upon Pedder; provided, however, nothing in this Agreement prohibits any of such officers, directors and management-level employees from providing truthful information and/or testimony in response to any court order or valid subpoena, or in connection with any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or any other authorized state or federal agency

11.    Relief and Enforcement.

(a)    If Pedder is entitled to receive the Separation Benefits but materially breaches any provisions of this Agreement or any surviving provisions of the Employment Agreement that causes injury to the Company, in addition to all other rights and remedies, which are expressly reserved, the Company, after notifying Pedder of such breach which is not cured (to the extent capable of being cured) within a reasonable period following Pedder’s receipt of such notice, will be entitled to stop paying any further installments of the Separation Benefits. Any such breaches shall be determined by a court of law.

(b)    Pedder understands and agrees that if he breaches the terms of Sections 7 or 10 of this Agreement, or any of the surviving obligations under the Employment Agreement, he will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Pedder agrees that if he breaches Sections 7 or 10 of this Agreement, or the surviving obligations of the Employment Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Pedder from any further breach of the terms of Sections 7 or 10 of this Agreement, or any of the surviving obligations under the Employment Agreement. The right to an injunction is in addition to, and not in lieu of, any other remedies that the Company (or the Company Parties) has at law or in equity.

(c)    The Company understands and agrees that if it breaches the terms of Sections 7 or 10 of this Agreement, it will cause injury to Pedder that will be difficult to quantify or repair, so that Pedder will have no adequate remedy at law. Accordingly, the Company agrees that if it breaches Sections 7 or 10 of this Agreement, Pedder will be entitled as a matter of right to obtain an injunction from a court of law, restraining the Company and any Company Parties from any further breach of Sections 7 or 10 of this Agreement. The right to an injunction is in addition to, and not in lieu of, any other remedies that Pedder has at law or in equity.

12.    No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both Parties. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Delaware. This Agreement (inclusive of the surviving terms of the Employment Agreement and the grant agreements evidencing the Restricted Stock Award, the Time-Based Options and any other award granted to Pedder under the Equity Plan (other than the Price-Based Options)) sets forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

13.    Right to Revoke. ONCE SIGNED BY PEDDER, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, PEDDER MUST DELIVER WRITTEN NOTICE TO THE COMPANY AT 540 GAITHER ROAD, SUITE 400, ROCKVILLE, MD 20850, ATTN: CHIEF EXECUTIVE OFFICER, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

14.    Voluntary Execution. By signing below, Pedder acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of an attorney of his own choosing.

15.    Miscellaneous.

(a)    Should any portion, term or provision of this Agreement be declared or determined by any arbitrator or court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b)    The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c)    This Agreement shall inure to the benefit of and shall be binding upon Pedder, his heirs, administrators, representatives, executors, successors and assigns, and upon the successors and assigns of the Company. Upon Pedder’s death or Disability (as defined in the Employment Agreement), Pedder (or Pedder’s estate or legal representative, if applicable) shall be entitled to the benefits set forth in this Agreement. If the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees that it will provide this Agreement to the transferee or surviving company (“successor Company”) and require the successor Company to assume and be bound by the provisions of this Agreement.
(d)    The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.

(e)    Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

(f)    PEDDER HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, AND THAT CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY PERIOD. PEDDER ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

CERECOR INC.

By: /s/ Michael Cola
Name: Michael Cola
Title: Chief Executive Officer

DATE: April 24, 2020

PEDDER:

By: /s/ Simon Pedder	(SEAL)
Name: Simon Pedder

DATE: April 24, 2020

Exhibit A
Re-Affirmation of Release
To: Cerecor Inc.

Ladies and Gentlemen:

Reference is made to that certain Separation Agreement, dated as of April 24, 2020 (the “Separation Agreement”), previously entered into by and among between Cerecor Inc. and me.
As provided in the Separation Agreement, I hereby restate and again provide you with the release of claims set forth in Section 6 of the Separation Agreement, effective as of the date hereof.

Sincerely,

Simon Pedder

Date:

Exhibit B
Public Announcement

(attached)